Exhibit 99.1

Chiasma Announces Proposed Public Offering of Common Stock and Pre-Funded Warrants

Needham, MA – June 30, 2020 – Chiasma, Inc. (NASDAQ: CHMA), a ), a commercial biopharmaceutical company focused on developing and commercializing oral therapies utilizing its proprietary Transient Permeability Enhancer (TPE®) delivery platform technology to reduce the burden of chronic injections for people with rare diseases, today announced that it has commenced an underwritten public offering of its common stock, and, to certain investors in lieu thereof, pre-funded warrants to purchase shares of its common stock. In addition, Chiasma expects to grant the underwriters a 30-day option to purchase up to an additional 15% of the number of shares of common stock plus the shares of common stock underlying the pre-funded warrants sold in connection with the offering. All of the securities to be sold in the offering are to be sold by Chiasma. This offering is subject to market conditions and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Chiasma intends to use the net proceeds from the offering primarily for advancing the ongoing commercialization of MYCAPSSA® in the United States for the treatment of acromegaly; activities to support the planned submission of a marketing authorization application to the European Medicines Agency for regulatory approval of MYCAPSSA in the European Union for acromegaly, assuming positive data from the MPOWERED Phase 3 trial; early clinical development of one or more potential pipeline candidates using its TPE platform technology; and working capital and other general corporate purposes.

Jefferies, Piper Sandler and Cantor Fitzgerald are acting as book-running managers for the offering.

The securities are offered pursuant to a shelf registration statement on Form S-3 (File No. 333-233654), including a base prospectus, filed by Chiasma on September 18, 2019 and declared effective by the Securities and Exchange Commission, or the SEC, on September 25, 2019. The offering will be made only by means of a prospectus. A preliminary prospectus supplement related to the offering and a final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from the offices of Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com; Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, via telephone at (800) 747-3924 or via email at prospectus@psc.com or Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, New York 10022, or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Chiasma

Chiasma is focused on developing and commercializing oral therapies to improve the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases. Employing its Transient Permeability Enhancer (TPE®) technology platform, Chiasma seeks to develop oral medications that are currently available only as injections. On June 26, 2020, Chiasma received FDA approval of MYCAPSSA for long-term maintenance therapy in acromegaly patients who have responded to and tolerated treatment with octreotide or lanreotide. MYCAPSSA is the first and only oral somatostatin analog approved by the FDA. Chiasma is headquartered in Needham, MA with a wholly owned subsidiary in Israel. MYCAPSSA, TPE and CHIASMA are registered trademarks of Chiasma. For more information, please visit the company’s website at www.chiasma.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Chiasma’s anticipated public offering, future expectations, plans and prospects for Chiasma. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond the company’s control, that may cause actual events or results to differ materially from the company’s current expectations. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause the company’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Corporate Contact:

Dawn Schottlandt

Vice President, Investor Relations and Corporate Communications

617-928-5208

dawn.schottlandt@chiasmapharma.com

Media Relations:

Patrick Bursey

LifeSci Communications

646-876-4932

pbursey@lifescicomms.com